Exhibit 99.1

FOR IMMEDIATE RELEASE: SEPTEMBER 6, 2006

LEGGETT & PLATT UPDATES GROWTH TARGETS AND PLANS

Carthage, MO, September 6, 2006 -—

•	Targeting 8%-10% annual sales growth, 10% annual EPS growth, and 16%-17% ROE.

•	Boosting growth efforts with additional staffing and three significant initiatives.

•	Seeking 20% gross margin, 11% EBIT margin, and 7% net margin within 24 months.

•	No change to 3Q or full year guidance.

In advance of its September 12 Investor Day, diversified manufacturer Leggett & Platt (NYSE: LEG) updated its growth and margin targets, and its plans for attaining them. Profitable growth continues to be the company’s top priority. Leggett is targeting 8% - 10% annual sales growth, with internal growth expected to yield a 3% - 5% annual increase in sales. The company’s acquisition program should contribute about 5% sales growth each year. Increased sales, accompanied by margin improvements and likely reductions in share count, are anticipated to result in EPS growth of 10% per year.

Sales should grow more quickly than in recent years due to three significant initiatives: i) a renewed concentration on innovation and product development, ii) an enhanced segment-level focus on business development, and iii) a newly formed effort aimed at uncovering new growth platforms. To implement these initiatives, the company is dedicating additional staff and resources toward achieving growth.

In June, Leggett hired a senior level executive, reporting directly to the COO in a newly created position, with responsibility for company-wide engineering and innovation efforts. The company is also adding business development personnel within each segment (supplementing the longstanding corporate-level M&A activities). Finally, Leggett is establishing a corporate function with responsibility to find new growth platforms. This small group, reporting directly to the CEO, will uncover opportunities in growing markets Leggett does not yet serve (or that do not yet exist), investigate current and potential customers’ unmet needs, and provide insight and trend analysis regarding markets, customers and consumers.

Growth will continue to be financed primarily out of the company’s ample cash flow from operations. The priority for use of cash is to fund growth and increase the dividend; remaining funds (if any) will likely be used to repurchase the company’s stock. The amount of cash actually available to repurchase stock will fluctuate; for reference, over the last two years the company has purchased 15 million shares, and the number of outstanding shares has declined by 11 million, or 6%. Leggett intends to maintain its decade-long “single A” debt rating while gradually increasing net debt to net capital(1) from its current 28% (as of June 30) to the 30% - 40% range.

The company expects to attain the following margin levels within 24 months: 20% gross margin, 11% EBIT margin (on trade sales), and 7% net margin. In recent years, EBIT margins have generally been in the 8%-9% range. The company anticipates margin improvement as a result of increased throughput and capacity utilization in existing facilities, product innovation and new platform development, benefits from the recent restructuring efforts, and ongoing continuous improvement initiatives. By segment, EBIT margin targets (on total sales) are as follows: 9% for Industrial Materials and Specialized Products; 10% for Residential Furnishings and Aluminum Products; and 12% for Commercial Fixturing and Components.

The company reiterated its sales and earnings guidance issued on July 20. Full year earnings are still anticipated to be between $1.55 and $1.75 per share, on about 5% annual sales growth. Third quarter earnings are expected to be 42 - 47 cents per share.

Leggett will host its Investor Day on September 12, beginning at 8:30 a.m. (Eastern). A webcast of the event, and copies of the presentation slides, will be accessible from the company’s website at www.leggett.com. Leggett’s third quarter results will be released after the market closes on Thursday, October 19, 2006, with a conference call at 9:00 a.m. (Eastern) the following morning.

(1)	Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Net Debt + Deferred Taxes and Other Liabilities + Shareholders’ Equity. These adjustments enable meaningful comparison to historical periods with significantly higher cash balances.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 123-year-old firm is composed of 29 business units, 34,000 employee-partners, and more than 300 facilities located in over 20 countries.

Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; g) carpet underlay; h) adjustable beds; and i) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President, or Susan R. McCoy, Director